[LETTERHEAD OF SHEFT KAHN & COMPANY LLP]

                                             May 24, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re: Vicon Fiber Optics Corp. (the "Company)

Dear Sir or Madam:

     We are writing pursuant to 17 C.F.R. ss.229.304(a)(3) with respect to the Company's report on Form 8-K regarding our replacement as independent accountants for the Company. We have not received a copy of the Company's Form 8-K filing. However, the Company has provided us with a copy of a press release describing the filing. The Company has represented the text of this release to be identical in substance to the Form 8-K as filed, including the Company's disclosure regarding the financial statements for the year ended December 31, 1999, which were audited by our firm and which were contained in the Company's form 10-KSB. The Company states that certian inventory and expense figures containe din those financial statements did not conform to generally accepted accounting principles.

     We do not  agree  that  the  Company's  statement,  as  represented  to us, accurately and completely describes the situation. Any inaccuracy in the inventory figures was a result of false and incorrect information and documentation provided by the Company's then-management regarding the existence of certain inventory and the continued suitability of certain inventory for use in the Company's opoerations. This false and incorrect information was provided pursuant to a scheme by then-management to inflate the inventory figures contained in the Company's December 31, 1999 financial statementsl, which scheme has been acknowledged in writing by one of the participants. Any inaccuracies have been addressed and corrected in restated financial statements for the year ended December 31, 1999, whihc were audited by this firm and which were contained in an amended Form 10-KSB filed by the Company.

We reserve the right to amend or supplement this letter upon examination of the actual Form 8-K filed by the Company.

                                             Very truly yours,

                                             /s/ Sheft Kahn and Company, LLP

                                             Sheft Kahn and Company, LLP